FREE WRITING PROSPECTUS Dated November 2, 2011	Filed Pursuant to Rule 433 Registration No. 333-157910

• Pxg Details • $525mm HDMOT 2011-2 (Harley)

JOINT BOOKS: JPM, CITI, RBS

CO-MGRS: BNP, GS,Mizuho,Williams            100% POT

CLS	AMT (mm)	M/F	WAL	PWIN	L.FINAL	BENCH	YIELD	CPN	$PX
A1	109.000	P-1+/F1+	0.27	1-6	11/12	IL- 6	0.38913	0.38913	100.00000
A2	195.000	Aaa/AAA	1.15	6-22	05/15	EDSF+18	0.721	0.71	99.98864
A3	131.000	Aaa/AAA	2.40	22-36	09/16	IS+ 50	1.118	1.11	99.98718
A4	63.800	Aaa/AAA	3.38	36-45	08/17	IS+ 70	1.481	1.47	99.97873
B	26.200	Aa1/AA	3.77	45-45	02/18	IS+ 135	2.224	2.21	99.98637
C	23.027	***NOT OFFERED***

PRICING SPEED	: 1.50% ABS @ 10% CLEAN-UP CALL
EXPECTED PRICING	: Pxd
EXPECTED SETTLE	: 11/09/11
REGISTRATION	: PUBLIC
ERISA ELIGIBLE	: YES
MIN DENOMS	: 100K X 1K
BLOOMBERG TICKER	: HDMOT 11-2
BILL & DELIVER	: J.P. MORGAN

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.  Any disclaimer below is not applicable and should be disregarded.